Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Shell Company Report of Prime Acquisition Corp. on Form 20-F Amendment #2 (file No. 001-35105) of our reports dated April 5, 2011 and April 30, 2012 on the financial statements of Prime Acquisition Corp. and to the reference to us under the heading "Identity of Directors, Senior Management and Advisers--Auditors" in the report.

Crowe Horwath LLP

Oak Brook, Illinois

January 6, 2014